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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No.*)
                                        2

                                (Name of Issuer)

                                  LO JACK CORP.

                         (Title of Class of Securities)

                                  COMMON STOCK

                                 (CUSIP Number)

                                    539451104

             (Date of Event Which Requires Filing of this Statement)
                                DECEMBER 31, 2002

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [_X_] Rule 13d-1(b)

                               [___] Rule 13d-1(c)

                               [___] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)                                               Page 1 of 6 pages

CUSIP No.                                                     Page 2  of 6 Pages
539451104

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
FRONTIER CAPITAL MANAGEMENT CO., LLC.

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a) [  ]
     (b) [  ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

--------------------------------------------------------------------------------
          NUMBER OF         5     SOLE VOTING POWER   1,430,910
           SHARES

        BENEFICIALLY        ----------------------------------------------------
          OWNED BY          6     SHARED VOTING POWER
           EACH

         REPORTING          ----------------------------------------------------
           PERSON           7     SOLE DISPOSITIVE POWER    1,430,910
            WITH

                            ----------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,430,910

--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
9.756%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
IA

--------------------------------------------------------------------------------

CUSIP No.                                   13G/A            Page 3  of 6  Pages
539451104

ITEM 1.

     (a)  Name of Issuer:
LO JACK CORP.

     (b)  Address of Issuer's Principal Executive Offices:
333 Elm Street
Dedham, MA  02026

ITEM 2.

     (a)  Name of Person Filing:
FRONTIER CAPITAL MANAGEMENT LLC.

     (b)  Address of Principal Business Office:
99 SUMMER STREET, BOSTON, MA  02110

     (c) Citizenship:
DELAWARE

     (d)  Title of Class of Securities:
COMMON STOCKS

     (e)  CUSIP Number:
539451104

CUSIP No.                           13G/A                     Page 4 of 6  Pages
539451104

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e)  [X]  An investment adviser in accordance with 240.13d-1(b)(1)(ii)
                    (E).

          (f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

          (g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

          (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

          (j)  [ ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

CUSIP No.                  13G/A                      Page 5  of 6  Pages
539451104

ITEM 4.  OWNERSHIP


     (a)  Amount Beneficially Owned:
1,430,910

     (b)  Percent of Class:
9.756%

     (c)  Number of Shares as to which such person has:
1,430,910

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [___].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

FRONTIER CAPITAL MANAGEMENT CO. INC. ("FRONTIER") IS AN INVESTMENT ADVISER REGISTERED UNDER THE INVESTMENT ADVISERS ACT OF 1940. ITS PRINCIPAL BUSINESS IS TO PROVIDE INVESTMENT ADVISORY SERVICES TO INSTITUTIONS AND INDIVIDUALS. THE SHARES TO WHICH THIS STATEMENT RELATES ARE OWNED DIRECTLY BY VARIOUS ACCOUNTS MANAGED BY FRONTIER. SUCH ACCOUNTS HAVE THE RIGHT TO RECEIVE DIVIDENDS FROM, AND THE PROCEEDS FROM THE SALE OF, THE SHARES.

CUSIP No.                           13G/A                     Page 6 of 6 Pages
539451104

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP



ITEM 9.  NOTICE OF DISSOLUTION OF GROUP



ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

DATED:                                  By:     /s/ J. Kirk Smith
                                                --------------------------------
January 8, 2003                         Name:   J. KIRK SMITH
                                        Title:  EXECUTIVE VICE PRESIDENT